Exhibit 10.4

                              UCBH HOLDINGS, INC.
                          CHANGE IN CONTROL AGREEMENT


         This AGREEMENT is made effective as of April 17, 1998, by and between UCBH Holdings, Inc. (the "Holding Company"), a corporation organized under the laws of the State of Delaware, with its principal office at 711 Van Ness Avenue, San Francisco, California 94102, and __________ ("Executive"). The term "Institution" refers to United Commercial Bank, a wholly-owned subsidiary of the Holding Company or any successor thereto.

         WHEREAS, the Holding Company recognizes the substantial contribution Executive has made to the Holding Company and wishes to protect his position therewith for the period provided in this Agreement; and

         WHEREAS, Executive has agreed to serve in the employ of the Holding Company or an affiliate thereof.

         NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.       TERM OF AGREEMENT.

         The period of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the date of the execution of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the board of directors of the Holding Company (the "Board") or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with Section 4 of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice.

2.       CHANGE IN CONTROL.

         (a) Upon the occurrence of a Change in Control of the Holding Company (as herein defined) followed at any time during the term of this Agreement by the termination of Executive's employment, the provisions of Section 3 shall apply. Upon the occurrence of a Change in Control of the Institution or the Holding Company, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following any demotion, loss of title, office or significant authority, material reduction in annual compensation or material reduction in benefits, or relocation of his principal place of employment by more than 25 miles from its location unless such termination is because of death, permanent disability, or Termination for Cause.


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         (b) For purposes of this Agreement, a "Change in Control" of the
Holding Company or the Institution shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Home Owners' Loan Act of 1933, as amended, the Federal Deposit Insurance Act, or the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Institution or the Holding Company representing 25% or more of the Institution's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Institution purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Holding Company or its Subsidiaries, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Institution or the Holding Company or similar transaction occurs or is effectuated in which the Institution or Holding Company is not the resulting entity; or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Institution with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Institution or the Holding Company shall be distributed, or (E) a tender offer is made for 25% or more of the voting securities of the Institution or Holding Company then outstanding.

         (c) Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of an act or acts of gross misconduct, willful neglect of duties or commission of a felony or equivalent violation of law. For the purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interests of the Bank or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 4 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall be exercisable only as to those options which have vested as of the Date of Termination for Cause. At the Date of Termination for Cause, any unvested stock options and related limited rights and any unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Date of Termination for Cause.


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3.       TERMINATION BENEFITS.

         (a) Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the voluntary or involuntary termination of Executive's employment, other than for Termination for Cause, the Holding Company shall be obligated to pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to three (3) times Executive's highest annual compensation paid to the Executive for the last three years preceding the Change in Control of the Holding Company or the Institution or such lesser number of years in the event that Executive shall have been employed by the Institution for less than three years. Such annual compensation shall exclude any bonus but shall include base salary, including any amounts of deferred compensation, commissions, contributions or accruals on behalf of Executive to any pension and profit sharing plan, severance payments, director or committee fees and fringe benefits paid or to be paid to the Executive during such years. In consideration of the Termination Benefit the Executive will not be entitled to receive any benefits under the Institution's severance policy applicable to all other employees. At the election of Executive which election is to be made prior to a Change in Control, such payment shall be made in a lump sum. In the event that no election is made, payment to Executive will be made on a monthly basis in approximately equal installments over a period of thirty-six (36) months.

         (b) Upon the occurrence of a Change in Control of the Institution or the Holding Company followed at any time during the term of this Agreement by Executive's termination of employment, other than for Termination for Cause, the Holding Company shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Institution for Executive prior to his severance, except to the extent such coverage may be changed in its application to all Institution employees. Such coverage and payments shall cease upon expiration of thirty-six (36) full calendar months following the Date of Termination.


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         (c) Notwithstanding the preceding paragraphs of this Section 3, in the event that:

             (i) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in
             Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor thereof, (the "Termination Benefits") would be deemed to include an "excess parachute payment" under
             Section 280G of the Code; and

             (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Executive.

4.       NOTICE OF TERMINATION.

         (a) Any purported termination by the Holding Company, or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive's termination exists, the "Date of Termination" shall be determined in accordance with Section 4(c) of this Agreement.

         (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, in the event that the Executive is terminated for reasons other than Termination for Cause, the Institution will continue to pay Executive the payments and benefits due under this Agreement in effect when the notice giving rise to the dispute was given (including, but not limited to his annual salary) until the earlier of: (1) the resolution of the dispute in accordance with this Agreement; or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination.


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5.       SOURCE OF PAYMENTS.

         It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Holding Company. Further, the Holding Company guarantees such payment and provision of all amounts and benefits due hereunder to Executive and, if such amount and benefits due from the Institution are not timely paid or provided by the Institution, such amounts and benefits shall be paid and provided by the Holding Company.

6.       EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

         This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

         Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Holding Company or shall impose on the Holding Company any obligation to employ or retain Executive in its employ for any period.

7.       NO ATTACHMENT.

         (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Holding Company and their respective successors and assigns.


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8.       MODIFICATION AND WAIVER.

         (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.       EFFECT OF ACTION UNDER INSTITUTION AGREEMENT.

         Notwithstanding any provision herein to the contrary, to the extent that payments and benefits are paid to or received by Executive under the Institution Agreement between Executive and Institution, the amount of such payments and benefits paid by the Institution will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement. It is the intention of the parties that the Executive be entitled to the greater benefits and payments when construing this Agreement and the Agreement between the Institution and the Executive.

10.      SEVERABILITY.

         If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.      HEADINGS FOR REFERENCE ONLY.

         The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

12.      GOVERNING LAW.

         The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.


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13.      ARBITRATION.

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty
(50) miles from the location of the Holding Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.      PAYMENT OF COSTS AND LEGAL FEES.

         All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Holding Company if Executive is successful pursuant to a legal judgment, arbitration or settlement.

15.      INDEMNIFICATION.

         (a) The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law and as provided in the Holding Company's certificate of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

         (b) To the extent not afforded under the terms of a directors' and officers' liability insurance policy provided by the Holding Company or the Institution, the Holding Company will advance to Executive funds to defray the expenses, including attorneys fees and court costs, actually and reasonably incurred by Executive in connection with or arising out of any action, suit, or proceeding in which Executive may be involved by reason of Executive's service as a director or officer of the Holding Company, subject to Executive's undertaking to repay such advances if required in accordance with applicable state and Federal law.

         (c) By accepting the benefits of this Agreement, the Executive releases and discharges the Holding Company, the Institution, the directors, officers, agents, employees, consultants and affiliated and controlled companies (the "Released Parties"), from any and all claims, demands and causes of action arising out of or relating to the Executive's employment with the Institution and/or Holding Company.


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16.      SUCCESSOR TO THE HOLDING COMPANY.

         The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Institution or the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company's obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform if no such succession or assignment had taken place.

17.      SEVERANCE PAYMENT.

         Notwithstanding the foregoing, in the event that at any time prior to a Change in Control (as defined in section 2(b) of this Agreement) the Executive's employment with the bank or the Holding Company for reasons other than Termination for Cause, death, retirement (as defined in the Bank's qualified employee benefit plan) or permanent disability, the Executive shall be paid a severance payment equal to the highest annual compensation for the last three years or such lesser number of years in the event that Executive shall have been employed by the Institution for less than three years. Such payment shall be paid in a lump sum on the Date of Termination unless the Executive elects prior to the Date of Termination for such payment to be paid in twelve equal monthly installments. The Institution and the Holding Company shall continue substantially identical medical and disability coverage for the Executive for a period of one year from the Date of Termination.



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                                   SIGNATURES


         IN WITNESS WHEREOF, UCBH Holdings, Inc. has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the ___ day of ______________, 1998.

ATTEST:                                       UCBH Holdings, Inc.


__________________________________            By: ___________________________
                                                  Tommy S. Wu
Secretary                                         President and Chief Executive
                                                  Officer

WITNESS:


__________________________________            _________________________________
                                              [NAME]
                                              Executive

Seal